Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2007, relating to the consolidated financial statements and consolidated financial statement schedule of General Growth Properties, Inc. and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of General Growth Properties, Inc. for the year ended December 31, 2006.
Deloitte & Touche LLP
Chicago, Illinois
June 29, 2007